Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
July 27, 2021	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Second Quarter Diluted Earnings Per Share of $1.04

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, July 27, 2021) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $1.04 for the three months ended June 30, 2021, compared to $1.08 per share in the same quarter last year and $1.13 per share in the first quarter of 2021. Net earnings for the second quarter of 2021 amounted to $5.0 million, compared to $5.1 million for the second quarter of 2020 and $5.4 million in the prior quarter. For the three months ended June 30, 2021, the return on average assets was 1.59%, the return on average equity was 15.40%, and the efficiency ratio was 58.9%.

For the first six months of 2021, diluted earnings per share totaled $2.17 compared to $1.77 during the same period of 2020 while net earnings increased 22.3% to $10.3 million. For the six months ended June 30, 2021, the return on average assets was 1.68% and the return on average equity was 16.22%.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “Our Company reported strong earnings during the second quarter of 2021, driven mainly by increased net interest income, lower credit costs, continued solid mortgage banking activities and good expense control. Compared to the second quarter of 2020, our net interest income grew 10.7% primarily due to increased interest income on loans and lower deposit costs. While fees from mortgage banking activities declined this quarter as a result of slightly higher mortgage rates and lower housing inventories, we continued to see solid loan origination activity in our markets. Excluding Paycheck Protection Program (PPP) loans, gross loans grew by $10.6 million, or 6.9% annualized, this quarter due mainly to growth in commercial real estate and residential real estate loans. PPP loans declined by $56.1 million this quarter mostly due to loan forgiveness by the Small Business Administration (SBA). Total deposits increased $6.5 million this quarter and have increased 14.1% since June 30, 2020. Lower total gross loans coupled with growth in deposits resulted in increases to cash and investment securities.”

Mr. Scheopner continued, “Credit quality remained strong this quarter as the Company recorded net loan charge-offs of $108,000 compared to net loan charge-offs of $4,000 in the prior quarter and $132,000 in the same quarter last year. The allowance for loan losses totaled $9.2 million at June 30, 2021, and there was no provision for loan losses this quarter as a result of an improving economy. The allowance for loan losses was 1.47% of period end loans, excluding PPP loans for which no loan loss reserve has been provided. Loan modifications related to COVID-19 made last year to support our customers have mostly been returned to their original contractual terms. Our capital position remains strong with total equity to assets of 10.58%. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well to meet the financial needs of families and businesses in our markets.”

Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid August 25, 2021, to common stockholders of record as of the close of business on August 11, 2021. Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Wednesday, July 28, 2021. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through August 28, 2021, by dialing (877) 344-7529 and using conference number 10158612.

SUMMARY OF SECOND QUARTER RESULTS

Net Interest Income

Net interest income amounted to $10.0 million for the three months ended June 30, 2021, compared to $9.0 million in the same period last year and $9.6 million in the first quarter of 2021. The increase of $965,000, or 10.7%, from the second quarter of 2020 was primarily the result of an increase in interest on loans and stable deposit costs. During the second quarter of 2021, interest income on loans increased $1.1 million compared to the same period last year. This increase in loan interest income was mainly due to higher interest and fees earned on PPP loans, but also due to higher average loan balances, which increased $35.7 million, or 5.3%, compared to the same period last year. Interest and fees recognized on PPP loans in the second quarter of 2021 totaled $2.2 million compared to $1.1 million in the first quarter of 2021, and $665,000 in the same period last year. On a tax-equivalent basis, the net interest margin totaled 3.54% in the second quarter 2021, compared to 3.51% in the prior quarter and 3.72% in the second quarter 2020.

Non-Interest Income

Total non-interest income was $5.5 million for the second quarter of 2021, a decrease of $1.5 million, or 21.5%, compared to the same period last year and a decrease $1.3 million, or 18.6%, from the previous quarter. The decrease in non-interest income during the second quarter of 2021 compared to the same period last year was primarily due to a decrease of $2.0 million in gains on sales of mortgage loans as originations of one-to-four family residential loans declined. Decreased loan originations mainly resulted from higher mortgage interest rates during the second quarter of 2021, which reduced refinancing activity and decreased housing inventory. The first quarter of 2021 included gains of $1.1 million on the sale of higher-coupon municipal investment securities while the second quarter of 2021 only included gains of $33,000 on the sale of low balance mortgage-backed investment securities.

Non-Interest Expense

Non-interest expense totaled $9.2 million for the second quarter of 2021 compared to $9.1 million in the same period last year and $9.1 million in the first quarter of 2021. Non-interest expense increased $74,000, or 0.8%, from the second quarter of 2020 and $117,000, or 1.3%, from the prior quarter. The increase in non-interest expense in the second quarter of 2021 compared to the same period of last year was primarily due to an increase of $141,000 in other non-interest expense mostly related to costs associated with processing PPP loan forgiveness applications. The increase in non-interest expense from the first quarter of 2021 was related to increases in compensation and benefits, occupancy and equipment and professional fees.

Income Tax Expense

Landmark recorded income tax expense of $1.3 million in the second quarter of 2021 compared to $1.4 million in the second quarter of 2020 and the first quarter of 2020. The effective tax rate decreased from 21.2% in the second quarter of 2020 to 20.5% in the second quarter of 2021, and 20.4% in the first quarter of 2021.

Balance Sheet Highlights

During the second quarter of 2021, total assets increased $1.6 million, or 0.5% annualized, from March 31, 2021 to $1.3 billion. Compared to March 31, 2021, total gross loans decreased $45.5 million to $685.2 million primarily due to a decline of $56.1 million in PPP loans. The average balance of PPP loans totaled $97.5 million in the second quarter of 2021 compared to $111.0 million in the prior quarter and $102.8 million in the second quarter last year. Excluding these loans, gross loans increased $10.6 million, or 6.9% annualized, during the second quarter of 2021, primarily due to a $9.3 million increase in commercial real estate loans and growth of $2.8 million in one-to-four family residential real estate loans. Compared to March 31, 2021, investment securities increased $23.0 million to $343.9 million as of June 30, 2021, while deposits increased $6.5 million, or 2.4% annualized, to $1.1 billion. The combination of deposit growth and a decline in PPP loans resulted in increases to both investment securities and cash and cash equivalents.

Stockholders’ equity increased to $132.4 million (book value of $27.83 per share) as of June 30, 2021, from $128.3 million (book value of $26.97 per share) as of March 31, 2021. The ratio of equity to total assets increased to 10.58% on June 30, 2021, from 10.27% at March 31, 2021 while the ratio of tangible equity to tangible assets (a non-GAAP financial measure) increased from 8.98% to 9.30% between the same dates.

The allowance for loan losses totaled $9.2 million, or 1.47% of total gross loans (excluding PPP loans) on June 30, 2021, compared to $9.3 million, or 1.51% of total gross loans (excluding PPP loans) on March 31, 2021. No allowance for loan losses has been allocated to PPP loans because they are guaranteed by the SBA. Between March 31, 2021, and June 30, 2021, non-performing loans increased $2.3 million to $13.3 million, or 1.94% of total loans, on June 30, 2021, while loans 30-89 days delinquent loans decreased $3.1 million to $1.9 million, or 0.27% of gross loans, as of June 30, 2021. Net loan charge-offs totaled $108,000 in the second quarter of 2021, compared to $132,000 during the same quarter last year and $4,000 during the first quarter of 2021.

Loan Modifications and Forbearance Plans

As of June 30, 2021, the Company had 1 COVID-related loan modification with an outstanding loan balance of $3.8 million that had not yet returned to contractual terms, as compared to 4 loan modifications with a total outstanding balance of $6.8 million on March 31, 2021. This loan modification was related to a commercial real estate loan that was also on non-accrual status as of June 30, 2021. The Company also had one other small residential mortgage loan on a short-term forbearance plan as of June 30, 2021.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economy; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Assets
Cash and cash equivalents	$131,018	$109,151	$84,818	$15,820	$18,187
Investment securities:
U.S. treasury securities	36,646	20,359	2,037	2,047	2,055
U.S. federal agency obligations	22,852	18,861	18,924	18,988	2,170
Municipal obligations, tax exempt	140,526	143,105	142,676	141,877	142,786
Municipal obligations, taxable	38,779	41,138	49,535	48,379	48,839
Agency mortgage-backed securities	99,936	91,987	78,638	83,565	109,253
Certificates of deposit	5,205	5,455	5,460	4,674	1,722
Investment securities available-for-sale, at fair value	343,944	320,905	297,270	299,530	306,825
Bank stocks, at cost	3,220	4,062	4,473	4,459	3,346
Loans:
One-to-four family residential real estate	162,606	159,798	157,984	162,344	154,430
Construction and land	27,092	26,591	26,106	28,094	29,438
Commercial real estate	189,093	179,781	172,307	154,804	144,249
Commercial	127,672	126,998	134,047	137,286	117,389
Paycheck Protection Program (PPP)	61,236	117,297	100,084	130,977	130,137
Agriculture	89,667	92,486	96,532	99,430	98,259
Municipal	2,178	2,183	2,332	2,389	2,488
Consumer	25,676	25,557	24,122	23,988	24,464
Total gross loans	685,220	730,691	713,514	739,312	700,854
Net deferred loan (fees) costs and loans in process	(2,361)	(3,611)	(1,957)	(2,796)	(3,481)
Allowance for loan losses	(9,163)	(9,271)	(8,775)	(8,366)	(7,747)
Loans, net	673,696	717,809	702,782	728,150	689,626
Loans held for sale	10,952	13,995	15,533	18,253	20,473
Bank owned life insurance	31,722	25,568	25,420	25,269	25,117
Premises and equipment, net	20,137	20,320	20,493	20,617	20,844
Goodwill	17,532	17,532	17,532	17,532	17,532
Other intangible assets, net	132	168	206	246	291
Mortgage servicing rights	4,143	3,966	3,726	3,332	2,806
Real estate owned, net	1,385	1,474	1,774	1,488	314
Other assets	12,545	13,925	14,000	14,246	13,576
Total assets	$1,250,426	$1,248,875	$1,188,027	$1,148,942	$1,118,937

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	307,125	314,616	264,878	272,864	277,574
Money market and checking	504,025	490,634	491,275	437,056	431,805
Savings	150,874	142,507	126,124	120,424	116,348
Certificates of deposit	115,739	123,489	133,750	127,598	118,477
Total deposits	1,077,763	1,071,246	1,016,027	957,942	944,204
Federal Home Loan Bank borrowings	-	-	-	20,069	8,000
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Other borrowings	4,534	4,165	6,371	8,400	10,192
Accrued interest and other liabilities	14,122	23,532	17,306	19,010	17,610
Total liabilities	1,118,070	1,120,594	1,061,355	1,027,072	1,001,657
Stockholders’ equity:
Common stock	48	48	48	46	46
Additional paid-in capital	72,413	72,336	72,230	69,303	69,224
Retained earnings	53,391	49,363	44,947	45,462	40,938
Treasury stock, at cost	-	-	-	(2,349)	(2,349)
Accumulated other comprehensive income	6,504	6,534	9,447	9,408	9,421
Total stockholders’ equity	132,356	128,281	126,672	121,870	117,280
Total liabilities and stockholders’ equity	$1,250,426	$1,248,875	$1,188,027	$1,148,942	$1,118,937

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Interest income:
Loans	$8,840	$8,404	$7,766	$17,244	$14,892
Investment securities:
Taxable	763	811	1,046	1,574	2,390
Tax-exempt	759	778	829	1,537	1,677
Total interest income	10,362	9,993	9,641	20,355	18,959
Interest expense:
Deposits	261	281	461	542	1,444
Borrowed funds	121	121	165	242	398
Total interest expense	382	402	626	784	1,842
Net interest income	9,980	9,591	9,015	19,571	17,117
Provision for loan losses	-	500	400	500	1,600
Net interest income after provision for loan losses	9,980	9,091	8,615	19,071	15,517
Non-interest income:
Fees and service charges	2,153	2,033	1,754	4,186	3,716
Gains on sales of loans, net	2,864	3,140	4,824	6,004	6,017
Bank owned life insurance	153	148	154	301	308
Gains on sales of investment securities, net	33	1,075	-	1,108	1,770
Other	270	329	240	599	514
Total non-interest income	5,473	6,725	6,972	12,198	12,325
Non-interest expense:
Compensation and benefits	5,023	4,941	5,253	9,964	9,835
Occupancy and equipment	1,105	1,062	1,063	2,167	2,142
Data processing	492	501	439	993	864
Amortization of mortgage servicing rights and other intangibles	412	437	424	849	701
Professional fees	431	392	351	823	714
Other	1,727	1,740	1,586	3,467	2,967
Total non-interest expense	9,190	9,073	9,116	18,263	17,223
Earnings before income taxes	6,263	6,743	6,471	13,006	10,619
Income tax expense	1,283	1,376	1,371	2,659	2,156
Net earnings	$4,980	$5,367	$5,100	$10,347	$8,463

Net earnings per share (1)
Basic	$1.05	$1.13	$1.08	$2.18	$1.78
Diluted	1.04	1.13	1.08	2.17	1.77
Dividends per share (1)	0.20	0.20	0.19	0.40	0.38
Shares outstanding at end of period (1)	4,756,604	4,756,604	4,718,320	4,756,604	4,718,320
Weighted average common shares outstanding - basic (1)	4,752,864	4,752,864	4,720,800	4,752,864	4,764,686
Weighted average common shares outstanding - diluted (1)	4,759,498	4,759,498	4,740,029	4,759,498	4,783,861

Tax equivalent net interest income	$10,185	$9,778	$9,237	$19,986	$17,561

(1)	Share and per share values at or for the periods ended June 30, 2020 have been adjusted to give effect to the 5% stock dividend paid during December 2020.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Performance ratios:
Return on average assets (1)	1.59%	1.77%	1.87%	1.68%	1.62%
Return on average equity (1)	15.40%	17.06%	18.08%	16.22%	15.18%
Net interest margin (1)(2)	3.54%	3.51%	3.72%	3.53%	3.69%
Effective tax rate	20.5%	20.4%	21.2%	20.4%	20.3%
Efficiency ratio (3)	58.9%	59.2%	56.5%	59.1%	61.7%
Non-interest income to total income (3)	35.3%	37.1%	43.8%	36.2%	38.2%

Average balances:
Investment securities	$340,306	$307,045	$313,872	$323,767	$337,568
Loans	709,872	730,210	674,149	719,985	610,529
Assets	1,253,995	1,230,184	1,097,403	1,242,155	1,050,941
Interest-bearing deposits	771,728	762,707	654,433	767,243	649,619
Subordinated debentures and other borrowings	26,038	27,580	38,964	26,805	40,052
Stockholders’ equity	$129,744	$127,580	$113,471	$128,668	$112,120

Average tax equivalent yield/cost (1):
Investment securities	2.00%	2.31%	2.67%	2.16%	2.67%
Loans	5.00%	4.67%	4.64%	4.83%	4.91%
Total interest-bearing assets	3.67%	3.65%	3.97%	3.66%	4.08%
Interest-bearing deposits	0.14%	0.15%	0.28%	0.14%	0.45%
Subordinated debentures and other borrowings	1.86%	1.78%	1.70%	1.82%	2.00%
Total interest-bearing liabilities	0.19%	0.21%	0.36%	0.20%	0.54%

Capital ratios:
Equity to total assets	10.58%	10.27%	10.48%
Tangible equity to tangible assets (3)	9.30%	8.98%	9.03%
Book value per share	$27.83	$26.97	$24.86
Tangible book value per share (3)	$24.11	$23.25	$21.08

Rollforward of allowance for loan losses:
Beginning balance	$9,271	$8,775	$7,479	$8,775	$6,467
Charge-offs	(228)	(64)	(176)	(292)	(396)
Recoveries	120	60	44	180	76
Provision for loan losses	-	500	400	500	1,600
Ending balance	$9,163	$9,271	$7,747	$9,163	$7,747

Non-performing assets:
Delinquent loans	$1,881	$5,025	$4,213
Non-accrual loans	13,297	11,015	8,245
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	-	-	-
Real estate owned	1,385	1,474	314
Total non-performing assets	$14,682	$12,489	$8,559

Other ratios:
Loans to deposits	62.51%	67.01%	73.04%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.27%	0.69%	0.60%
Total non-performing loans to gross loans outstanding	1.94%	1.51%	1.18%
Total non-performing assets to total assets	1.17%	1.00%	0.76%
Allowance for loan losses to gross loans outstanding	1.34%	1.27%	1.11%
Allowance for loan losses to gross loans outstanding excluding PPP loans	1.47%	1.51%	1.43%
Allowance for loan losses to total non-performing loans	68.91%	84.17%	93.96%
Net loan charge-offs to average loans (1)	0.06%	0.00%	0.08%	0.03%	0.11%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Non-GAAP financial ratio reconciliation:
Total non-interest expense	$9,190	$9,073	$9,116	$18,263	$17,223
Less: foreclosure and real estate owned expense	(65)	(11)	(17)	(76)	(42)
Less: amortization of other intangibles	(36)	(38)	(45)	(74)	(92)
Adjusted non-interest expense (A)	9,089	9,024	9,054	18,113	17,089

Net interest income (B)	9,980	9,591	9,015	19,571	17,117

Non-interest income	5,473	6,725	6,972	12,198	12,325
Less: gains on sales of investment securities, net	(33)	(1,075)	-	(1,108)	(1,770)
Less: gains on sales of premises and equipment and foreclosed assets	-	(5)	44	(5)	45
Adjusted non-interest income (C)	$5,440	$5,645	$7,016	$11,085	$10,600

Efficiency ratio (A/(B+C))	58.9%	59.2%	56.5%	59.1%	61.7%
Non-interest income to total income (C/(B+C))	35.3%	37.1%	43.8%	36.2%	38.2%

Total stockholders’ equity	$132,356	$128,281	$117,280
Less: goodwill and other intangible assets	(17,664)	(17,700)	(17,823)
Tangible equity (D)	$114,692	$110,581	$99,457

Total assets	$1,250,426	$1,248,875	$1,118,937
Less: goodwill and other intangible assets	(17,664)	(17,700)	(17,823)
Tangible assets (E)	$1,232,762	$1,231,175	$1,101,114

Tangible equity to tangible assets (D/E)	9.30%	8.98%	9.03%

Shares outstanding at end of period (F)	4,756,604	4,756,604	4,718,320

Tangible book value per share (D/F)	$24.11	$23.25	$21.08